Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Reports Third Quarter Results

JERSEY CITY, New Jersey, October 26, 2012 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary unaudited financial results for the third quarter and first nine months of 2012.

Third Quarter Highlights
●
Sales for the third quarter of 2012 increased 0.2% to $76.1 million compared to $75.9 million for the third quarter of 2011, and increased 3.9% sequentially compared to $73.2 million for the second quarter of 2012.

●	For the third quarter of 2012, GAAP net earnings were $2.6 million, or $0.20 per diluted Class A share and $0.22 per diluted Class B share.
●
For the third quarter of 2012, non-GAAP net earnings before restructuring charges, acquisition costs, the expiration of tax statutes of limitations and other charges were $3.3 million, or $0.26 per diluted Class A share and $0.28 per diluted Class B share.

●	Acquired Powerbox Italy and Fibreco Limited, the latest steps in Bel's strategy to focus on non-commodity-based products.
●	Incurred $1.8 million in restructuring charges under a streamlining program expected to save approximately $5.5 million annually, with full implementation expected by the end of 2012.
●	Purchased 90,000 Class B common shares (for an aggregate cost of $1.7 million) under the $10 million common share buyback program authorized by the Board in July.

CEO comments
Daniel Bernstein, Bel's President and CEO, said, "While GAAP operating income declined by 47% from the third quarter of 2011 to the third quarter of 2012, we are encouraged by our 78% increase in non-GAAP operating income compared to the third quarter last year on essentially flat sales.  This is due to an improved product mix, including higher sales of magnetic and interconnect products, and the success of our cost reduction program.  The increase in sales within the magnetic and interconnect product groups was equally offset by lower demand for module products during the third quarter of 2012.
"During the quarter we completed two acquisitions that will strengthen our strategy of focusing on sales of non-commodity products.  U.K.-based Fibreco has joined Gigacom Interconnect AB, which we acquired in March 2012, as part of Bel's Cinch Connectors business.  Fibreco's fiber optic-based products complement Cinch's copper-based products, increasing Cinch's reach into aerospace, military, and industrial markets, while providing Fibreco with access to well-established sales channels it had not previously explored.  We believe the combination of Fibreco's broad range of expanded beam fiber-based connectors and Gigacom's expanded beam EBOSATM products will enable Cinch to be a leader in fiber connector technology.  Our expectation for significant growth is based on the quality, reliability and weight benefits of fiber products in comparison with copper components currently being used in the aerospace and military markets.
"Our acquisition of Milan, Italy-based Powerbox adds established AC-DC products to our existing power portfolio and adds important capabilities in the design and manufacture of these devices to our skill sets in Europe, China and the U.S.  With Bel's key European power customers located in Italy, we expect that this acquisition will allow us immediately to penetrate these customers with Powerbox's medium to high power AC-DC power conversion products.
"We are optimistic that the opportunities created by these acquisitions will fuel the growth of our modular and interconnect business groups in the coming years."

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Bel Reports Third Quarter Results
October 26, 2012
Page Two

Bernstein said that Bel is pursuing another potential acquisition representing in excess of $60 million in annual revenue.
Noting that Bel has recorded pre-tax expenses related to its corporate restructuring program of about $2.2 million in the first nine months of 2012, Bernstein said, "We currently estimate up to an additional $2.9 million in pre-tax expenses associated with these steps in the fourth quarter.  We expect the program to reduce our operating costs by approximately $5.5 million annually once it is fully implemented by the end of this year.  The overhead cost reduction steps we already have taken at our facilities in Asia began to benefit our operating results in the third quarter."

Third Quarter Results
For the three months ended September 30, 2012, net sales increased to $76,059,000 compared to $75,903,000 for the third quarter of 2011.
Cost of sales decreased slightly to 83.4% of sales for the third quarter of 2012, compared to 84.1% of sales for the third quarter of 2011.
Operating income for the third quarter of 2012 decreased to $1,025,000, compared to $1,938,000 for the third quarter of 2011.  Excluding costs detailed in the table reconciling GAAP to non-GAAP financial measures included in this release, non-GAAP operating income was $3,883,000 for the third quarter of 2012, compared to $2,182,000 for the third quarter of 2011.
Net earnings for the third quarter of 2012 included an income tax benefit of $1,809,000, the result of the expiration of certain statutes of limitations in September 2012.  For the third quarter of 2011, income tax expense was $1,046,000.
Net earnings for the third quarter of 2012 were $2,600,000, compared to net earnings for the third quarter of 2011 of $1,012,000.
Excluding the charges detailed in the table reconciling GAAP to non-GAAP financial measures mentioned above, non-GAAP net earnings for the third quarter of 2012 were $3,292,000.  This compares to non-GAAP net earnings for the third quarter of 2011, excluding charges detailed in that table, of $1,233,000.
Net earnings per diluted Class A common share for the third quarter of 2012 were $0.20, compared to net earnings per Class A common share of $0.08 for the third quarter of 2011.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class A common share were $0.26 for the third quarter of 2012, compared to $0.10 for the third quarter of 2011.
Net earnings per diluted Class B common share were $0.22 for the third quarter of 2012, compared to net earnings per Class B common share of $0.09 for the third quarter of 2011.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.28 for the third quarter of 2012, compared to $0.11 for the third quarter of 2011.

Balance Sheet Data
As of September 30, 2012, Bel reported working capital of $149,638,000, including cash, cash equivalents and marketable securities of $74,773,000, a current ratio of 4.0-to-1, total long-term obligations of $12,248,000, and stockholders' equity of $223,219,000.  In comparison, at December 31, 2011, Bel reported working capital of $165,264,000, including cash, cash equivalents, and marketable securities of $93,972,000, a current ratio of 4.9-to-1, total long-term obligations of $13,406,000, and stockholders' equity of $221,080,000.

Nine Month Results
For the nine months ended September 30, 2012, net sales decreased to $214,842,000 compared to $226,479,000 for the first nine months of 2011. Net earnings for this year's first nine months were $4,939,000, compared to net earnings of $3,682,000 for the first nine months of 2011.

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Bel Reports Third Quarter Results
October 26, 2012
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Net earnings per diluted Class A common share for the first nine months of 2012 were $0.38, compared to $0.29 for the same period of 2011.  Adjusted to exclude various amounts, detailed in the reconciliation table included in this release, non-GAAP net earnings per diluted Class A common share were $0.50 for the first nine months of 2012, compared to $0.53 a year earlier.
Net earnings per diluted Class B common share for the first nine months of 2012 were $0.42, compared to $0.32 for the same period of 2011.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.55 for the first nine months of 2012, compared to $0.58 a year earlier.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate in the call, dial (720) 545-0088, conference ID #52264897.  A simultaneous webcast is available from the Investors link under the "About Bel" tab at www.BelFuse.com.  The webcast will be available for replay for a period of 20 days at this same Internet address.  For a telephone replay, dial (404) 537-3406, conference ID #52264897, after 2:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters and AC-DC power supplies, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, fiber optic connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding the anticipated impact of the Fibreco and Powerbox acquisitions, the possibility of Bel's effecting another acquisition and the remaining costs to be incurred in, and anticipated savings from, Bel's corporate restructuring program) are forward looking statements that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

(tables attached)
#4861

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net sales	$76,059	$75,903	$214,842	$226,479

Costs and expenses:
Cost of sales	63,404	63,865	179,587	186,365
Selling, general and administrative	9,851	9,856	28,136	30,327
Restructuring charge	1,778	--	2,160	--
Litigation charges	--	247	26	3,471
Loss (gain) on disposal of property, plant and equipment	1	(3)	111	4

Total costs and expenses	75,034	73,965	210,020	220,167

Income from operations	1,025	1,938	4,822	6,312
Impairment of investment	(297)	--	(775)	--
Gain on sale of investment	--	--	--	119
Interest income and other, net	63	120	216	281

Earnings before provision for income taxes	791	2,058	4,263	6,712

(Benefit) provision for income taxes	(1,809)	1,046	(676)	3,030

Net earnings	$2,600	$1,012	$4,939	$3,682

Earnings per Class A common share - basic and diluted	$0.20	$0.08	$0.38	$0.29

Weighted average Class A common shares outstanding
- basic and diluted	2,175	2,175	2,175	2,175

Earnings per Class B common share - basic and diluted	$0.22	$0.09	$0.42	$0.32

Weighted average Class B common shares outstanding
- basic and diluted	9,697	9,644	9,669	9,584

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)

	Sept. 30,	Dec.31,		Sept. 30,	Dec.31,
ASSETS	2012	2011	LIABILITIES & EQUITY	2012	2011
	(unaudited)	(unaudited)		(unaudited)	(unaudited)

Current assets	$199,226	$207,689	Current liabilities	$49,588	$42,425
Property, plant &
equipment, net	37,237	39,414	Noncurrent liabilities	12,248	13,406
Goodwill and intangibles	33,006	15,040
Other assets	15,586	14,768	Stockholders' equity	223,219	221,080

Total Assets	$285,055	$276,911	Total Liabilities & Equity	$285,055	$276,911

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended September 30, 2012				Nine Months Ended September 30, 2012
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$1,025	$2,600	$0.20	$0.22	$4,822	$4,939	$0.38	$0.42
Restructuring charge, severance
and reorganization costs	2,200	1,568	0.13	0.13	2,694	1,896	0.15	0.16
Litigation charges	--	--	--	--	26	16	--	--
Fraud restitution	--	--	--	--	(72)	(45)	--	--
Loss on disposal
of property, plant and equipment	1	1	--	--	111	69	0.01	0.01
Acquisition and other related costs	657	407	0.03	0.03	758	470	0.04	0.04
Impairment of Pulse shares, net of income tax	--	185	0.01	0.02	--	481	0.04	0.04
Expiration of tax statutes of limitations, net	--	(1,469)	(0.12)	(0.12)	--	(1,469)	(0.12)	(0.13)

Non-GAAP measures(1)	$3,883	$3,292	$0.26	$0.28	$8,339	$6,357	$0.50	$0.55

	Three Months Ended September 30, 2011				Nine Months Ended September 30, 2011
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$1,938	$1,012	$0.08	$0.09	$6,312	$3,682	$0.29	$0.32
Severance costs	--	--	--	--	135	92	0.01	0.01
Litigation charges, net	247	223	0.02	0.02	3,071	2,822	0.23	0.24
Costs associated with Pulse proxy initiative	--	--	--	--	267	166	0.01	0.01
Loss (gain) on sale
of property, plant and equipment	(3)	(2)	--	--	4	2	--	--
Gain on sale of Pulse
shares, net of income tax	--	--	--	--	--	(74)	(0.01)	(0.01)

Non-GAAP measures(1)	$2,182	$1,233	$0.10	$0.11	$9,789	$6,690	$0.53	$0.58

(1)      The non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.
Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures. Removal of amounts such as charges for restructuring, severance, reorganization, losses on the disposal of property, plant and equipment, acquisition-related costs and the expiration of tax statutes of limitations facilitates comparison of our results among reporting periods. We believe that such amounts are not reflective of the relevant business in the period in which the charge is recorded for accounting purposes.

(2)      Net of income tax at effective rate in the applicable tax jurisdiction.

(3)      Individual amounts of earnings per share may not agree to the total due to rounding.